UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 9, 2011

United eSystems, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-49745	91-2150635
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification Number

2150 N. Highway 190 Covington, Louisiana		70433
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (228) 832-1597

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8.  Other Events

Item 8.01.  Other Events.

On March 9, 2011, United eSystems, Inc. entered into a non-binding letter of intent with Unified Processing LLC, a payment services company pursuant to which we intend to purchase substantially all of the assets of Unified, including all of the assets of its affiliates.  The assets to be purchased include a portfolio of merchant accounts that utilize automated clearing house (ACH) services.  The parties have not yet determined a final purchase price, but the letter of intent contemplates that of the final agreed upon purchase price, we will pay $1,500,000 in cash or debt and the remainder will be payable in shares of our common stock.  We anticipate that the shares to be issued to the owners of Unified in connection with the asset purchase will represent approximately 34% of our issued and outstanding shares of common stock following the closing of the transaction.  It is also anticipated that upon closing of the transaction, the owners of Unified will have the right to appoint two individuals to our Board of Directors and that the current CEO of Unified will enter into a three year employment agreement with us as an executive officer.  The proposed acquisition is subject to the completion of due diligence by both parties and the negotiation and preparation of a definitive purchase agreement, and we can provide no assurance that the proposed transaction will be consummated.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED eSYSTEMS, INC.

Dated: March 15, 2011	By: /s/ Walter Reid Green, Jr.
Walter Reid Green, Jr.
Chief Executive Officer and Chief Financial Officer

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